EX-99.4.s.

                                        JACKSON NATIONAL LIFE
                                        INSURANCE COMPANY      [graphic omitted]
2900 Westchester Avenue                 OF NEW YORK
Purchase, New York 10577
________________________________________________________________________________

                          GUARANTEED PERIOD ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL.

THE CONTRACT IS AMENDED AS FOLLOWS:

1.   The following language is added to the CONTRACT DATA PAGE:

     "GUARANTEED PERIOD:    1-Year Period; 3-Year Period; 5-Year Period;
                            and 7-Year Period, the availability of which to be determined by the Company."

2. The 2nd paragraph of the PREMIUMS provision of the GENERAL PROVISIONS is amended to read:

     "The Owner may allocate Premiums among the Guaranteed Period(s) and Portfolio(s), subject to the approval of the Company, which will be granted in advance on a nondiscriminatory basis. Such election may be made in any percent from 0% to 100% in whole percentages. The minimum that may be allocated to a Guaranteed Period(s) or Portfolio(s) is $100. The Company reserves the right to restrict or refuse any Premium allocation to a Guaranteed Period or a Portfolio at any time on a nondiscriminatory basis. Any additional Premium will be allocated according to Your most recent instructions on file with the Company, provided that each allocation must meet the minimums and restrictions described above, regardless of such instructions.

     he Company reserves the right to require, in advance, the automatic transfer of amounts allocated to the one-year Guaranteed Period to the Portfolio(s) of Your choice in regular installments over a specified period from the date of allocation on a nondiscriminatory basis. A pre-determined amount will be transferred from the source Guaranteed Period to the Owner selected Portfolio(s) such that at the end of the specified period all amounts in the one-year Guaranteed Period have been transferred. The Company reserves the right to specify in advance the transfer amount, the length of the period, and the transfer frequency over which the transfers will be completed. The funds being transferred will be allocated to the Portfolio(s) elected by You. You may change Your selected Portfolio(s) at any time. These automatic transfers will not count against the 15 free transfers in a Contract Year."

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3.   The 1st SENTENCE of the  GUARANTEED  PERIOD  provision of the  ACCUMULATION
     PROVISIONS FOR GUARANTEED PERIOD is amended to read:

     "You may allocate Premium, or make transfers from the Portfolios, to the Guaranteed Period at any time prior to the Latest Income Date, subject to the provisions of this Contract."

4.   The following provisions under the TRANSFER PROVISIONS are amended to read:

     a) "FROM PORTFOLIO TO THE GUARANTEED PERIOD. If allowed by the company, in its sole discretion, prior to the Income Date, the Owner may transfer all or a portion of the value in Portfolio(s) to a Guaranteed Period. This will result in the redemption of Accumulation Units and will be effected at the end of the Valuation Period in which We receive the Owner's request for transfer. The Company may restrict or prohibit transfers, in its sole discretion, to a Guaranteed Period from time to time on a nondiscriminatory basis.

     b) FROM GUARANTEED PERIOD TO GUARANTEED PERIOD. If allowed by the company, in its sole discretion, prior to the Income Date, transfers may be made between Guaranteed Periods. Such transfers, other than from a maturing Guaranteed Period within the 30-day period following its expiration, will be subject to any applicable Interest Rate Adjustments. The Company may restrict or prohibit transfers, in its sole discretion, to a Guaranteed Period from time to time on a nondiscriminatory basis."

5. The 1st paragraph of the Dollar Cost Averaging ("DCA") provision of the TRANSFER PROVISIONS is amended to read:

     "Dollar Cost Averaging ("DCA"). Under DCA, the Owner may authorize the automatic transfer of a fixed dollar amount ($100 minimum) at regular intervals from a source account to one or more of the Portfolios (other than the source account) at the Accumulation Unit values determined on the dates of transfers. The source account may be any of the Portfolios or the one-year Guaranteed Period (if available). The Owner may elect to have transfers made from one of these source accounts. The intervals between transfers may be monthly, quarterly, semi-annually or annually at the Owner's option. To qualify for DCA, there must be a minimum total Contract Value of $15,000.Transfers under this provision are subject to any restrictions under the PREMIUM provision in the GENERAL PROVISIONS."


                                        Signed for the
                                        Jackson National Life
                                        Insurance Company of New York

                                        /s/ Clark P. Manning

                                        President and Chief Executive Officer





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